Power of Attorney

   I, Maureen T. Mullarkey, reside at 925 Dartmouth Drive, Reno, NV 89509.  I appoint Jim Acosta, Director, Ethics & Governance, Corporate Headquarters, MS-1275, Albuquerque, New Mexico 87158, Kathleen Campbell, Sr. Corporate Governance Analyst, Corporate Headquarters, MS-1275, Albuquerque, New Mexico 87158 or Lisa Tillery, Sr. Corporate Governance Analyst, Corporate Headquarters, MS-1275, Albuquerque, New Mexico 87158 to serve as my attorney-in-fact to:
(1) execute for me in my capacity as a Director of PNM Resources, Inc. ("Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 ("1934 Act") and the associated rules;
(2) perform for me all acts which may be necessary or desirable to complete and execute Forms 3, 4, and 5, complete and executive any amendments, and timely file the forms with the United States Securities and Exchange Commission and the New York Stock Exchange, or similar authority; or
(3) take any other action related to the powers identified in items (1) and (2), which, in the opinion of the attorney-in-fact, may be legally required or beneficial to me.
   I acknowledge that the attorneys-in-fact are serving at my request and neither they nor the company are assuming any of my responsibilities to comply with Section 16 of the 1934 Act.  This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4, and 5 with respect to my holdings of and transactions in securities issued by the Company, unless earlier revoked by me in a signed writing delivered to the attorneys-in-fact.

                         _/s Maureen T. Mullarkey________________
                        Maureen T. Mullarkey

ACKNOWLEDGMENT

State of New Mexico        )
                ) ss.
County of Bernalillo        )

    The foregoing instrument was acknowledged before me on April 30, 2014, by Maureen T. Mullarkey.

__/s/ Brandon P. Taylor_______
Notary Public

My Commission Expires:  _08/29/15___
Document #26506